Exhibit D
Helix BioPharma Corp. The Concerned Shareholders of Helix BioPharma Corp. File Proxy Circular in Connection With the January 30, 2012 Annual General Meeting of Shareholders
TORONTO, January 13 (Marketwire) — A group of concerned shareholders (“Concerned Shareholders”) of Helix BioPharma Corp. (“Helix”), led by Mr. Zbigniew Lobacz, a significant shareholder, announced today the filing of a dissident proxy circular in advance of Helix’s annual general meeting of shareholders scheduled for January 30, 2012, in which the Concerned Shareholders are soliciting YELLOW proxies in support of their efforts to effect real and meaningful change on the board of directors of Helix.
William B. White, Robert Verhagen, Mario Gobbo, Marek Orlowski and Sebastian Szachowicz (collectively, the “Concerned Shareholder Nominees”) have a broad range of experience and expertise in the biopharmaceutical and life sciences industry, public companies, corporate governance, corporate finance, capital markets, mergers and acquisitions and other matters that are critical for Helix to realize its full potential. The Concerned Shareholders believe that, once elected, the Concerned Shareholder Nominees will be catalysts in reversing the continual negative path of Helix and will be in a position to create value for all shareholders. The proxy circular prepared by the Concerned Shareholders provides information and biographies with respect to the Concerned Shareholder Nominees.
The Concerned Shareholders urge Helix shareholders to read their circular in which the events of the past several years and in particular within the last five months will evidence, in the view of the Concerned Shareholders, that members of the current board of Helix (the “Current Board”) lack urgency, focus and independence and are too aligned with management rather than with the interests of all Helix shareholders.
The Concerned Shareholders continue to be enthusiastic about the research being carried out by Helix and the opportunities for Helix’s product development portfolio and have no intention to significantly change the strategy or direction. The change being sought by the Concerned Shareholders is in oversight, management and execution of the strategy with financial accountability. The Concerned Shareholders have lost confidence in the ability of the members of the Current Board to protect shareholders’ investment in Helix and fear that any actions or further transactions negotiated by members of the Current Board will continue to lack focus and serve only to prolong or entrench the Current Board’s and management’s position, rather than to support and steward the strategic development and growth of Helix in a reasonable timeframe.
The Current Board’s unwillingness to listen to valid concerns raised by a significant shareholder group and to make incremental changes to the board has forced the Concerned Shareholders to solicit the support of all shareholders to implement critical change to the entire board of directors. The board slate proposed by management and the Current Board is not, in the view of the Concerned Shareholders, sufficiently independent of management or aligned with shareholders’ interests. The Concerned Shareholder Nominees offer shareholders an opportunity for real and meaningful change with nominees who possess the experience, expertise, perspective and motivation to maximize Helix’s true potential value for all shareholders and to provide invaluable independent oversight regarding the future development and success of Helix which is better aligned with shareholders’ interests.

Our concerns with the Current Board and our proposal for change already has the support of other shareholders who, together with the shares held by the Concerned Shareholders, represent approximately 50% of the issued and outstanding shares of Helix. Notwithstanding this tremendous support, we encourage and invite all shareholders to vote the YELLOW dissident proxy for our nominees to ensure real change is implemented.
Copies of the proxy circular prepared by the Concerned Shareholders can be obtained via SEDAR (www.sedar.com)
Helix shareholders are encouraged to contact Phoenix Advisory Partners toll-free at 1-800-254-9280 or if outside North America at 647-351-3085 x229 (collect calls accepted) or by email at inquiries@phoenixadvisorypartners.com with any questions, request for copies of the proxy circular or if they require assistance voting their YELLOW form of proxy.
If you support the Concerned Shareholder Nominees you must act quickly to complete the appropriate documents. Shareholders who support the Concerned Shareholder Nominees should vote using only the YELLOW form of proxy accompanying the Dissident proxy circular and disregard any other form of proxy. YELLOW proxies must be received by Phoenix Advisory Partners by no later than 5:00 p.m. (Eastern time) on Wednesday, January 25, 2012 in order to be voted at the meeting. See the section entitled “General Proxy Information” in the proxy circular for additional information about the voting process.
Certain statements contained in this release constitute forward-looking statements. The words “has”, “intend”, “plan”, “believe”, “expect” and similar expressions as they relate to the Concerned Shareholders, the Concerned Shareholder Nominees, the support for the Concerned Shareholders, Helix or its current or future management, board or performance are intended to identify forward-looking statements. The forward-looking statements reflect the Concerned Shareholders’ view and are based on understandings and reasonable assumptions, beliefs, opinions and expectations of the Concerned Shareholders at the time they are made. The Concerned Shareholders caution readers of this press release not to place undue reliance on forward-looking statements which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. These factors include, but are not limited to, shareholder action, court decisions, the timing of the shareholder meeting, actions by Helix, its management, members of the Current Board or its special committee or the Chair of the shareholder meeting, unexpected change of control consequences, the status of Helix’s assets, financial condition and corporate books and records, general economic and market conditions, changes in the laws, regulatory processes, actions of competitors and the ability to implement business strategies and pursue business opportunities and financing alternatives after a state of uncertainty as well as other risks and uncertainties about Helix’s business detailed in Helix’s filings with applicable securities commissions copies of which are available at www.sedar.com.
For further information, please contact:
Phoenix Advisory Partners
Susy Monteiro
647-351-3085